Exhibit 99.1

Plymouth Industrial REIT, Inc.
Second Quarter 2020 Earnings Conference Call
Thursday, August 6, 2020, 9:00 AM Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan – SCR Partners, LLC

Jeff Witherell - Chairman and Chief Executive Officer

Pendleton White - President and Chief Investment Officer

James Connolly - Executive Vice President of Asset Management

Daniel Wright - Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good morning and welcome to the Plymouth Industrial REIT Second Quarter 2020 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad. To withdraw your question, please press “*” then “2.” Please note this event is being recorded.

I would now like to turn the conference over to Mr. Tripp Sullivan, Investor Relations. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company's results for the second quarter of 2020. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Dan Wright, Executive Vice President and Chief Financial Officer; and Jim Connolly, Executive Vice President of Asset Management; and Anne Hart, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through August 13, 2020. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, August 6, 2020, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends and financing activities. All forward-looking statements represent Plymouth's judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC.

We will also discuss certain non-GAAP measures including, but not limited to, FFO, AFFO and adjusted EBITDAre. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thank you, Tripp. Good morning, everyone. Thanks for joining us today. The global pandemic has presented all of us with a number of challenges over the past several months, and I'm pleased to note that our team has been able to stay focused on the things we do best here at Plymouth, which combines a long heritage as real estate operators with the insight to make some enhancements to our long-term strategy.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

Some key notes here. We work closely with our tenants, providing them great service and responsiveness. As a result, we were able to collect 99% of our expected rent for the quarter and have already collected 97% for July. We have continued to lease our properties with attractive cash rent increases and have a strong start on our 2021 expirations. We also maintained an active pipeline of new opportunities with a particular emphasis on the markets that have large pools of skilled blue-collar workers and light industrial products in infill markets. We also improved our liquidity, and the greater confidence in our outlook freed us up to pay down some borrowings on our credit facility.

I will let the team walk through some highlights from each area of their responsibility, but let me first reiterate our point of emphasis for the balance of the year. Rent collections were obviously front and center for us and for the entire sector, and we continue to do very well on this front. We collected 94% of our recurring monthly billings in Q2. After factoring in some select rent deferral agreements that accounted for only 1.6% of our annualized base rent being deferred until the end of the year, we have collected 99% for the second quarter. We have already collected 97% for July, which is right on pace with, if not ahead of, where we were a quarter ago. Our asset and property management team continued to take care of our renewals as well as vacancy in the portfolio. We've addressed 78% of our original 2020 expirations and have only 280,000 square feet left that is scheduled to expire by year-end. We do have some vacancy that has been added this quarter, and Jim will break that down for us a bit later. Most of this was expected and within our original occupancy assumptions. Some was unexpected. All things considered with the disruption that has taken place in the economy, we are in very great shape.

Our acquisition activity during the quarter was focused on taking a fresh look at a range of investment opportunities that line up where we believe new demand is coming from, for our industrial space and within our targeted markets. Every other week, it seems there's a new industry report highlighting what we believe for some time. We're entering a historic period of incremental demand for industrial space in this country. For instance, a few weeks ago, JLL was out with a forecast for a need of 1 billion square feet of industrial space by 2025. The consistent theme across these predictions is that there isn't enough space to currently serve the demand, new supply is likely to be fairly limited or slow in taking up the slab, particularly in infill locations.

We also believe that properties in locations such as ours, with access to large pools of skilled blue-collar workers in the main industrial, distribution, and logistics quarters of the country can have an outsized benefit from this demand over time, not just from the growth of e-commerce but from trimming and the alignment of the supply chains around the world. While we are certainly benefiting from that demand for e-commerce and last mile locations, we believe the themes that I've mentioned before about the protection of intellectual property, the protection of the supply chain, and the reduction of the environmental impact of global shipping will have as much, if not more, of a positive impact on demand for our properties. Another point of emphasis for us was on preserving our liquidity. With the rent collections coming in as expected, muted acquisition activity, and prioritizing our capital expenditures, we ended the quarter with $13.6 million in operating cash after paying down $28 million on our credit facility. We were not that active on the capital markets front during the quarter, but we did utilize the ATM a few times during the quarter, where we raised a total of $12.5 million in net proceeds.

As expected, the Board revised the common stock dividend policy in June. Rightsizing the dividend provided us the flexibility to grow the company over the long-term while being responsive to the recent dynamics in the capital markets. It was an important step in ensuring we are better positioned to benefit from an historic opportunity in industrial investment.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

On the surface, it seems like we played a lot of defense this quarter. That's expected given the circumstances. We focused on liquidity, leasing, collecting rents, ensuring the safety of our people and tenants, and tending to our pipeline. But we also took a hard look at a lot of things we've been doing to see if we needed a change in tactics and strategy. We made a change in what was the appropriate level of our dividend as well as fine-tuned our existing strategy for acquisitions to focus on the type of assets that benefit even more from the tremendous industrial demand drivers that are underway. We have also made a commitment to balancing that growth similar to where we were pre COVID, which was to do so in a fashion that enables us to continue to grow but gradually reduce our leverage over time and better demonstrate just how much value we have created in our portfolio.

I'll turn this over to Pen to talk about our acquisitions.

Pendleton White

Thanks, Jeff, and good morning, everyone. Last quarter, I outlined our thoughts on the future of the new environment we are encountering, how well our portfolio and target markets can fit into demand for industrial space, and where pricing could be. Over the past few months, we saw some good indications of how that future could play out. But before I get into that, let me touch on our pipeline. Consistent with the expectations we laid out last quarter, we have not completed any transaction since March. Even though we pressed the pause button on a number of acquisition contracts and letters of intent as well as joint venture opportunities, we have been quite active in every deal we had previously underwritten as well as pursuing new opportunities. There isn't any real change in the overall size of the pipeline, but we have seen a number of potential acquisition opportunities come back to us of late with motivated sellers and our partners.

Pricing throughout the industrial sector has held up fairly well during the pandemic. There haven't been as many deals that have transacted for obvious reasons, but there have been some pricing dislocations and select deals due to the buyer pool temporarily shrinking. This might give us the opportunity to replicate what we've accomplished in the past, with sourcing attractive entry points to new markets or even the ability to acquire some select Class A or A minus assets at Class B pricing. I would attribute much of the lack of long-term pricing disruption to the trends we discussed at length last quarter, such as the resurgence and resilience of American businesses, the growth in e-commerce, and limited supply with strong and increasing logistics demand. All of these dynamics continue to attract substantial capital earmarked for industrial assets from private and institutional owners, and that is reinforcing the value of our portfolio and our type of assets.

Our strategy to acquire properties in highly populated markets, generally in the center of the country, has us focused on tenants that manufacture, assemble, and distribute domestically, source raw materials domestically, generally are less reliant on overseas supply chains, and who overwhelmingly desire access to large pools of skilled blue-collar workers. This strategy has put us squarely in front of some very favorable trends. And as most of you know, we have the proven platform to accumulate these properties over time, whether in one-off transactions or portfolio-type acquisitions. Where we have been spending a significant amount of time lately is on an increasingly important segment of the industrial sector, the need for last-mile properties. While we have a large number of these properties in our portfolio already, we are specifically targeting new opportunities in middle market industrial properties and infill locations near major areas. The demand for light industrial remains strong, and it's getting stronger as national and regional businesses and last-mile logistics models drive the need for well-located, small-to-mid-sized industrial properties.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

Even with all of the research reports predicting tremendous potential demand for industrial space, supply is limited, and what's under construction already is a small fraction of existing national inventory. More importantly, there is virtually no new supply in infill and industrial. As we've said many times over, nobody intentionally builds new Class B product in these markets. And with few exceptions, new Class A product is generally out on the interstates or suburbs with the ceiling heights best fit for racks and robots. We believe there's a solid opportunity to focus on this segment that should ultimately achieve higher occupancy levels and continue to drive strong rental growth. Furthermore, the market is still highly fragmented from a seller pool standpoint. And there remains limited institutional competition. So, we are all still seeing many buying opportunities in our target markets, which enhances our ability to consolidate numerous acquisitions with our existing portfolio, thereby maximizing our operating efficiencies and growth potential.

I'll now turn it over to Jim to walk through the leasing activity and portfolio operations.

James Connolly

Good morning. Leasing activities remained at a high level, continuing the leasing momentum we established last year. At the end of Q2, we had already addressed 78% of our leases that were due to expire in 2020. During the second quarter, 21 leases commenced, totaling 1,398,000 square feet. Of this amount, 1,349,000 square feet was for leases six months or longer, which is comprised of 1,286,000 square feet of renewal leases and 112,000 square feet of new leases. Significant leases, including a seven-year 638,000 square foot renewal with Ingram Publishing Services in Jackson, Tennessee, and a five-year 225,000 square foot renewal with Sappi in Chicago. Overall, we had a 9% increase in rental rates on a cash basis over prior leases with a duration over six months.

Portfolio-wide occupancy at June 30 was 95.1%, down 90 basis points from Q1, mainly due to an expiration of 118,000 square feet with Colony at our 3940 Stern location in Chicago. The tenant had been month-to-month with us for a couple of years. We are in the process of multi tenanting that building, and 36,000 square feet of that space has already been released effective August 1st. Occupancy increased to 95.4% during July with several small leases being executed. We have had minimal impact related to COVID-19 and don't expect much further of an impact due to our strong tenant base, which has expressed that they intend to continue their business plans and our facilities going forward. The majority of our remaining 2020 scheduled expirations, which will only represent 1.5% of our space, are expected to renew. To date, we have collected 94% of our rents billed during Q2. And if you factor in our executed rent deferrals, our expected rent collection is at 99% for the quarter. July has seen a 97% rent collection rate to date. We monitor our collection efforts daily and keep regular communication with our tenants to deal with occupancy issues and to help them meet their lease requirements.

Turning to our leasing activity for all of the 2020 expirations and beyond, I will remind you that we had 2.8 million square feet initially scheduled to expire in 2020 or approximately 14% of our total portfolio. Another 100,000 square feet was terminated early during 2020 as part of a deal transferring space between two Chicago tenants. That brought the total amount of space we needed to address in 2020 up to 2.9 million square feet. Prior to year-end 2019, we had already addressed 1.4 million square feet of this space with new or renewal leases. To date in 2020, we have brought that running total up to 2.3 million square feet leased with renewal on new leases or 80% of the 2020 requirement. In addition, we have leased out 100,000 square feet of space that was previously vacant. The leasing continues to be performed with an average cash rent increases of 10% over prior rent.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

With 2020 requirements wrapping up, we have been focusing on upcoming 2021 expirations. Initially, we had 3.85 million square feet or 19.3% of the portfolio slated to expire in 2021, but we have already addressed 700,000 square feet and have several other deals in the works. Significant deals signed to date include a five-year 500,000 square foot renewal with Corporate Services in South Bend and a 50,000 square foot three-year renewal with Leggett & Platt in Chicago. Currently, we have approximately 925,000 square feet of vacant space, which makes up 4.6% of the total portfolio.

This is a little higher than what we've experienced in the past few quarters, so it's worth breaking down a bit more. First off, we have 325,000 square feet of vacancy that was added due to move-outs mentioned earlier, on this and last quarter's call in our largest market, Chicago. We feel good about re-leasing that space and already have a number of opportunities and prospects. Also, at Fisher Park in Cincinnati, we created 100,000 square feet of leasable space that was not factored into our acquisition underwriting. It's incremental value that we added at this property, and we have the opportunity to create even more space at Fisher Park once this current vacancy is filled. Across the portfolio, there was also an additional 100,000 square feet in a couple of properties in Memphis and Indianapolis that were acquired vacant and was factored into our underwriting, a space that would take some time to lease-up. We continue to market these spaces and have identified potential deals that will add bonus NOI to our results in the future. That leaves approximately 400,000 square feet, which is about the normal amount of vacancy we have at any given time. We have had a good amount of success in our leasing, and we are working hard to maintain that momentum.

At this point, I will turn it over to Dan to discuss our financial results.

Daniel Wright

Thank you, Jim, and good morning. Our second quarter results were in line with our expectations. Operating metrics were once again up on a year-over-year basis with contributions from new acquisitions. Same-store NOI on both a GAAP and cash basis, excluding the early termination income for the quarter, was impacted by the vacancy that Jim referred to, that is being actively addressed, along with the timing impact of new leases, which in certain cases, have initial periods of free rent impacting the early months of the term.

A few other items of note in the quarter. Significant year-over-year acquisition activity drove revenues, NOI, EBITDAre, FFO and AFFO. We had a full quarter contribution from the $88 million of acquisitions that were completed in Q1. FFO and AFFO available per share and unitholder were $0.51 and $0.45, respectively, after the impact of the additional shares was offset by reduced interest costs as rates continue at historic lows.

G&A in the quarter increased to reflect additional professional fees as we transition to the audit services PricewaterhouseCoopers and also for occupancies costs, as we were delayed in completing the transition to our new office at 20 Custom House Street and the sublet agreement that was to be executed for our prior space did not get finalized due to the coronavirus concerns of the subtenant. G&A includes approximately $383,000 of noncash expense, representing amortization of stock compensation that is an adjustment to AFFO and approximately $154,000 of noncash expense related to the occupancy timing. During the quarter, we raised approximately $12.5 million in net proceeds from our ATM.

Regarding our balance sheet at quarter end, we had 67.9% of our debt in place with fixed interest rates at approximately 4.15% for the next two to eight years. The balance of 32.1% represents borrowings outstanding on our credit facility and the term loan we put in place in January with an applicable interest rate at June 30 of 2.44%.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

At quarter end, leverage was 49.7% on gross asset value, and our total debt to annualized second quarter EBITDAre was 8.1x compared to 48.3% and 8.1x respectively at year-end. We have expected that our leverage would settle in the mid-50% range over time with continuing efforts to decrease leverage to 50% or less in a logical manner as the opportunity arises. As of August 5, we had approximately $4.5 million in cash plus operating expense escrows with real estate taxes and insurance of approximately $9.1 million, and availability on our line of credit of $29.9 million. We have no material debt maturities until 2023 with the exception of the term loan with KeyBanc that matures in October of this year. Recall that we put this in place in lieu of exercising the accordion option on our credit facility. The equity secured term loan was a more flexible option, and it was purposely short in order to wrap this loan with a new expanded credit facility that we expect to enter into later this year. We have been in regular discussions with KeyBanc about this loan, and we believe that will be completed before maturity.

As noted earlier, we have continued to collect our rents over the past two quarters with 99% collected for both Q1 and Q2. For July, we have collected 97%. However, at this time, we're not able to predict weather and to what extent our level of rental receipts may change in future months. And as a result, we are continuing to withhold formal guidance until we have a better understanding of the duration of the COVID-19 pandemic and its impact on our business and the business of our tenant. That being said, I would point to the results of the past two quarters, and our overall historical performance as we set expectations for the balance of 2020. The primary factors to consider would be the run rate for collections and CapEx as well as the level of leasing activity and the fact that the lower interest cost from historically low rates is offsetting the higher G&A investments and a higher share count.

In closing, I would like to reiterate that the portfolio is performing well. We are taking the necessary steps to address the uncertainty and potential needs of the company, and we have a solid base of liquidity to fund working capital needs.

And lastly, I want to recognize the effort and dedication of the finance and accounting team that are the underpinnings of the information presented in our financial statements and related filings, including this call. They continue to step up each quarter. I'll be happy to address any additional questions on this commentary during questions-and-answer period.

Operator, we are now ready to take questions. Thank you.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.”

Operator

Your first question comes from Barry Oxford from D.A. Davidson.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

Barry Oxford

Maybe this is for either Jeff or Pen. To the extent that you guys are able to know this, what percentage of our tenants, I imagine it's low, that are getting PPP money and using that to pay rent? Do you guys have a sense of that number?

Jeff Witherell

I don't know that off the top of my head. Jim, are you aware of that? I don't know if we're tracking.

James Connolly

I don't have it.

Barry Oxford

I don't think there's a way to track it, Jeff, in your defense. Just kind of what you're hearing.

James Connolly

So, it does not that many, but we have had conversations with a few tenants that have said they've been waiting for the PPP money. And it's less than 5%.

Barry Oxford

Okay, okay. That's what I thought. That's what I thought. Just changing gears a little bit, you guys mentioned JV partners. What are you seeing as far as JV appetite out there in the marketplace right now? And then if you could characterize those, is it coming from institutions, or is it coming from PE or sovereign wealth or maybe the answer is, d, all of the above?

Jeffrey Witherell

Yes. I mean, Barry, it's kind of the same story we've always had. There's a lot of demand from the investor side. Some of them are kind of catching on now, believe it or not. They're underweight industrial, and we continue to have serious conversations with people. In our world, we want to work with someone who's a good partner that it's a win-win situation. So, it's coming from a variety of sources that we have discussions with. But at the end of the day, as much as everybody wants to execute, very few people do execute in the JV world. There's a lot of wishing going on. So, we continue to have meaningful conversations.

Operator

Your next question comes from Craig Mailman from KeyBanc Capital Markets.

Craig Mailman

I know it's still relatively early in this whole situation. But just curious, if you guys have started to see any leasing inquiries, either from kind of tenants looking to add space for restocking initiatives or adding safety stock and/or the onshoring initiatives. We saw Kodak is reimagining what they are. And just wondering if there's any other tenants out there like that, that you may start to see pharma come back or any other industries?

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

Jeffrey Witherell

Yes, Craig. So, Jim might have a little more color on it. I know from my perspective, just want to make sure this gets out there. Actually, during the pandemic, we've had two tenants that called us about rent and what have you, simply because they were open for business, but they were having a hard time getting raw material from overseas. So, their supply chain was affected, if you will. They continue to pay the rent. There wasn't as much a disruption from our side to they were. And both of those tenants looking for additional space with us. And somewhat anecdotal, I mean, I don't think we have a big enough sample size. But we have seen a couple of tenants that have indicated that they need to start stocking product, more product here in the U.S. from that perspective. And then, the one last thing I would say, I don’t want to call it reshoring, but we do have a prospective tenant looking to relocate from some other parts of United States to Chicago. And what the catalyst was, was the skilled blue-collar workers, where they were now was somewhat remote. It just didn't have the skilled blue-collar workers. So, believe it or not, they were heading to Chicago to tap the pool. So, Jim, can you add some color to that?

James Connolly

Yes. I would say that one thing we've seen, obviously early on, there was a lot of doubt, and people didn't know how the businesses were going to be impacted. But most of our tenants in the high 80%, 90% are doing better than they did prior to COVID-19. The logistics companies are looking for more space. They're moving more product. And several of our light-manufacturing type tenants are producing more product than they ever did before. So, they're looking to expand in the buildings. They're looking for temporary space to fulfill their needs and with the intention of making it permanent long term.

Craig Mailman

Okay. That's helpful. And then, just going back to the capital situation here. I mean the resized dividend clearly gives you some more liquidity as the year goes on. But I know you guys had thought maybe back in April you would have had an opportunity to kind of reload from a dry powder perspective. I guess we've talked about JVs in the past. Could you give a time line on how close you are to that or whether these are just kind of cursory? And then also, I know Penn, you said pricing has kind of rebounded. Are there any larger portfolios out there where guys just need the liquidity, and maybe the pricing makes sense to do a little bit of a larger offering and mixed in with some lower-cost debt to be able to give you guys a little bit more breathing room?

Jeffrey Witherell

Yes. I think Craig, it's a two-part question. So, I think Pen can get ready to answer the portfolio part of it. I mean, I think from our perspective, we've got a few resources out there. On the JVS, we are close. We continue to talk to the right people, and we have a good pipeline. And Penn can talk about that. Again, we're kind of always close with the right players if you can line up the right deals at the right time. But we're making some progress with that. We feel confident about that. And secondly, yes, the equity markets are starting to recover. I think today is a big day for us to show the resiliency of our portfolio and our ability as a team to operate in this environment. So, I think from that side, and then, I think Pen might be able to add something to that.

Pendleton White

Yes. I mean, Craig, just to add some color. We've always maintained a pretty robust pipeline, especially throughout the last few months. But we have somewhere between $90 million and $100 million worth of deals that are kind of an active either letter of intent issuance type stage or close to P&S and probably twice or 2.5x that much in preliminary underwriting stage. And there's one-off deals or small portfolios. To your specific question about any large portfolios that had been sold off for maybe COVID-related dispositions, we really haven't seen too many. There's one or two I know of that that were sold off probably because of some related dynamics regarding the COVID-19 issues, so there's been some dislocation, as I mentioned. But by and large, there's still a fair amount of capital on the sidelines that is very interested in placing it in the industrial sector, and that's had a positive effect on our portfolio.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

Craig Mailman

Okay. Just one follow-up on the JV because it sounds like, as you said, you guys are closer. Kind of hypothetically, what would this look like? Would you guys contribute existing assets to this to kick it off with the understanding that it would be used for maybe value-add or what have you, acquisitions going forward? And how big of exposure to the JV would you guys want just given your smaller market cap?

Jeffrey Witherell

Yes. It is somewhat hypothetical here, obviously. Again, we've reiterated or continue to that we have all types of deals, some that the REIT can't do, which what does that mean? It means that they may have maybe more value-add and to dig deeper to that. Maybe there's some vacancy. And then possibly, one of the ones we looked at in the past that has come back, the sellers bring it back to the market, is a deal that just has extensive CapEx. And as a smaller cap REIT, you kind of get dinged by investors and maybe analysts. You can answer that, Craig. If we're going to buy something that needs heavy CapEx, and then, we're putting the money into that property, and it affects our numbers on this in the short term. I mean, as a real estate operator, long term, those are the deals we should be doing, but we might get dinged in the market for that.

So, we would look to do value-added opportunistic type deals in a JV where it fits into our platform. We will not do it unless we're going to make money doing it, right? We're not in the business of hope as a strategy. So, we're not going to go into this solely focused on some sort of promote. So, if we can make money on property management, we can make money on asset management. I think we've proven that we can bring deals, structure them, we can close them efficiently with our team of lawyers and due diligence providers. So, there's a lot of value in that, that a lot of people, I guess, don't see. But being able to actually get deals closed efficiently and accurately is hard, and that's something that we excel at.

So, as far as size is concerned, I don't think that's a big issue from a market cap perspective. I think the more product that's out there that we can be involved in and use our platform and generate fees, I think is a great thing for the REIT. I mean, as a shareholder, I'm very excited about that. And I think that you'll also see if we do something, we'll have right of first refusal or right a first offer in there. Again, if it doesn't benefit the REIT, we're not going to do it. But just taking advantage of our platform to do things that the REIT most likely is not able to take it to do.

Craig Mailman

Okay. So hypothetically, it doesn't sound like you would seed it with anything. It would just be a vehicle for acquisitions down the road.

Jeffrey Witherell

I would think so. Never say never. I mean, we don't really have any assets that we think we want to seed. We like our assets. We've sold off one asset. We continue to look at the market and see what other assets make sense to sell, maybe things that don't fit that are user-centric. But for the most cases, our portfolio is utilitarian, can be used for distribution, can be used for light manufacturing. We don't really have any single-use buildings, if you will.

Craig Mailman

All right. And you guys say value-add. Would you do something as kind of value-add as a retail conversion in your markets? Or is that just outside the scope of what you guys are looking at?

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

Jeffrey Witherell

I would say it's probably outside the scope, although I think if you look at the resumes of the people involved in Plymouth, it's very dynamic. I mean we've built. My background, I started as a surveyor and a civil engineer. So, I certainly designed many commerce parks and so forth. And if you bring Penn and everybody else into it, our ability to build would be there, and our ability to renovate is certainly there. I think Jim and his team have proven their ability to put new roofs on an HVAC and to do tenant build-outs. Our guys on the ground in our markets are very skilled at that, a lot of experience. So, until we take care of that, I don't think that heavily of a retrofit is probably something we would do. Never say never, but that's not something we're actively looking for.

Operator

Our next question comes from Gaurav Mehta from National Securities.

Gaurav Mehta

Just to follow up on your comments, I think you mentioned $90 million to $100 million in active deals under LOI. Are those deals for your wholly-owned portfolio? Or you were talking about JVs?

Pendleton White

Yes. No, those are for REIT only, not JVs.

Gaurav Mehta

Okay. And I guess, in terms of funding those acquisitions, how should we think about the split between equity and then if you were to close those deals?

Pendleton White

Well, it would be a combination of capital and debt. Right now, we can close some. Some we're going to probably push out a little bit. But a lot of that depends on our availability on our line. Dan can probably give you some more insight into that, if need be. But the main message is that we have deals that we are working and can close in short order. So, we're prepared to do that.

Gaurav Mehta

Okay. And I think you also talked about some pricing dislocation in the market, and then, pricing holding up pretty well overall in this space. So, maybe provide some color on where you're seeing dislocation? What's sort of driving that dislocation for that particular asset or I guess in the particular market talking about?

Pendleton White

It's hard to generalize. So, each deal is specific, but oftentimes, it has to do with the seller needing to sell an asset maybe before the quarter ends or maybe because he has partners that want to liquidate and focus on other things. So, I don't mean to avoid the question, but there are different reasons for different sellers. But we have had a number of deals that we were working on in the first quarter, early part of the first quarter that were kind of put on hold and have recently come back, and there's been some repricing, but the repricing is not significant. It's marginal. And I think that is indicative of the demand for putting capital into the industrial space that we're in.

Gaurav Mehta

Okay. And lastly, for the rent deferrals, maybe provide some color on what kind of terms you are seeing for the rents that you're deferring.

Jeffrey Witherell

I'll let Jim answer that.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

James Connolly

Our deferrals, they're all going to be paid back within eight months. So, the period is covered. Some started in May. There's one that went into August, and they're all going to pay back by the end of February.

Gaurav Mehta

Okay. And I guess you got collected 94% of the rent, 1.6% was deferred, and your overall collection is 99%. So, I guess how does that adds up between 94%, 1.6% and 99%?

Jeffrey Witherell

It's 1.6% on an annual basis. Yes. So, it's a total annual basis. So, some tenants were two months, some were three, and the maximum was four. And if you added that up, it's 1.6% of the annual rent.

Operator

Your final question comes from Henry Coffey from Wedbush.

Henry Coffey

I hate to sound stupid, but why not? Can we go over to some of those deferral numbers again? How many tenants are in deferral right now?

Jeffrey Witherell

11.

Henry Coffey

11. And you said it was six to eight months of deferral?

Jeffrey Witherell

No, it was two to four months of deferral, but the payment is over three to eight months.

Henry Coffey

Okay. That's helpful. And then, in terms of the cross winds on industrial space seemed to be really interesting, particularly to anybody listening to this call. And because you have opportunities to reposition properties. You have rising demand. You have sort of out on the horizon, a real serious kind of reshape probably in the economy. I think regardless of who's President, the theme is going to be onshoring. The encouraging businesses to develop and build and manufacture more in the U.S., it doesn't matter who's in charge. So, we have some very positive winds here but then you have the more near-term disruptive effects. How long do you think this really takes to play out when we can have all the negative issues sort of in the rearview mirror and all the positive things ahead of us?

Jeffrey Witherell

Yes. I don't really have a great answer for you. I mean, we got caught up like everyone else in the day-to-day and the week-to-week. I mean, I don't think I've looked at the Johns Hopkins website in two months now, which is overwhelming, trying to predict what the future was going to do. As I mentioned in the prepared remarks, the report out on JLL put it out about three weeks ago now I guess, where they put out a report that if you're in the business, your jaw dropped when they put out 1 billion square foot of demand by 2025. And that's a staggering amount of real estate in any way, shape, or form. So, even if they're half correct, right, 500 million on demand. I mean, that's about where predictions were a couple of months ago from the likes of like CBRE, and Prologis is out there with 400 million to 500 million square feet of demand.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

So, I don't know. I mean, if you look at our rent collections, and you look where we are right now, things are going pretty well. So, I don't know how to predict when we're so-called out of it and what out of it even means. We're focused on the next three to five years. And that next three to five years should be fantastic. And so, we're focused on doing what we can now to position the REIT to take advantage of that. So, it's awful interesting, say for me, when I listen to the big pension plans will come out and say over the next three years, they're going to reallocate to real estate. And mean the time to reallocate to industrial real estate is right now. So, we're positioning the REIT for that. We've got the talent for it. We certainly have the credit facility for it. And we will access the capital as we've talked about, either through the public markets or through the JV market. So, one way or another, the REIT will be participating in the resurgence here of industrial. It's really just an acceleration. It's a little long-winded answer. Hopefully, I've added some color for you.

Henry Coffey

No, like you said, you get caught up in the minutia of 1.6% of your annual rents are under deferral. And then, you look at the other end of the equation, and you look at the JLL report or other indicators. And the world is changing, and it's probably moving your way. And it's just a matter of time.

The other question that we've talked about in the past, what are tenants, either current or perspective, really demanding from you? Do they want great rents, great locations, B properties, let's not get too crazy here, or are they talking to you about different needs? I mean, we know everything is changing in office, but what's going on in the industrial space on that front?

Jeffrey Witherell

Yes. This is again, we can give a long-winded answer. I'll say one thing and maybe Jim is on the front line with some of these tenants. But the one thing I'll make a point of is that, and this may be contradictory when I say these, but think about it, like we do every day, it will make sense. And number one is that the real estate component in the supply chain, right, is about number six on the expense the expense sheet. So, as opposed to other types of real estate, maybe office, for instance, behind personnel, office is number two. But in industrial space, it's number six. So, it's not that expensive, okay, of an item. There's five other things that they need to pay attention to besides the size of the real estate.

Now again, 100,000 square feet, whether it's $0.50 a square foot or $1, it's not huge money. Now, the contradictory part of what I always say is, but we have tenants that are on the margin. We deal a lot where we talk to the owners of the business. And they lease 100,000 square feet from us. So, although it's number six, for them to move across town to save $0.50 and $50,000 is a lot of money to them. It's going to cost them more than that to move. Now in the same vein, this is like the one asset class where people aren't moving on up like the Jefferson's, right? You have industrial space, it's class B, it's whatever the height it is. You get the floors dirty every day, and you clean them at night. So those tenants are not usually looking someday, we're going to move to a Class A facility and pay twice as much in rent. That's what I mean by the margin, right? So, if that $100,000, $200,000 a year is coming out of someone's pocket, it's meaningful. So, that's what I meant by contradictory. Hopefully, that makes sense.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern

Henry Coffey

No. Again, I think most of your tenants are fairly entrepreneurial and making small businesses work.

James Connolly

I would say a couple of the trends that we're seeing is for companies that want to be near their suppliers or sister companies. So, there's some co-locating. So, we see that people like in their space, they want to have their supplier next to them. So, that's something we've been seeing, or they want to consolidate a little bit more. We've seen some tenants move other locations into our facilities, plus we've seen a lot of tenants are looking for expansion space. They feel their business is going to grow. So, when they're signing a lease, they're looking for rights at first opportunity on space that's adjacent to theirs or in the same building.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Jeff Witherell for any closing remarks.

Jeffrey Witherell

Yes, thank you. So, thanks, everyone, for joining us. We appreciate the input. And if there are any follow-up questions, please reach out to us to Tripp Sullivan, and we're happy to discuss it. Thanks so much.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

Plymouth Industrial REIT, Inc.

Thursday, August 6, 2020, 9:00 AM Eastern